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                                                                    EXHIBIT 10.9

                             SPONSORED RESEARCH AND
                          TECHNOLOGY LICENSE AGREEMENT

         This Sponsored Research and Technology License Agreement (the "Agreement") is made and entered into this 28th day of March, 1995 by and between Antigenics, Inc., a Delaware corporation having its principal place of business c/o Armen Partners, L.P., 30 Rockefeller Plaza, Suite 4220, New York, N.Y. 10011 ("Antigenics"), and Fordham University, located at 441 East Fordham Rd., Bronx, New York 10458-5153 ("Fordham").

                                R E C I T A L S:

         WHEREAS, Dr. Pramod K. Srivastava ("Dr. Srivastava") is currently on the faculty of and performing research and development at Fordham in the area of the use of heat shock proteins for the development of therapeutic and prophylactic vaccines for cancer and infectious diseases (the "Field");

         WHEREAS, Antigenics desires to sponsor, support and fund Dr. Srivastava's research and development efforts at Fordham in the Field and obtain exclusive rights to the intellectual property which has resulted to date from his research and development efforts in the Field at Fordham and which may result from his continuing research and development efforts in the Field at Fordham; and

         WHEREAS, Fordham desires to obtain funding for Dr. Srivastava's research and development efforts in the Field and to support the commercialization of the results of such efforts;

         NOW, THEREFORE, in consideration of the mutual covenants expressed herein and other good and valuable consideration, Antigenics and Fordham hereby agree as follows:

         1. Sponsored Research.

                  (A) PERIOD OF PERFORMANCE; TERM. This Agreement shall begin on the date hereof and shall continue in effect for a period of three (3) years (the "Initial Term"). The term of this Agreement shall be extended beyond the Initial Term for one or more additional one (1) year periods (individually, an "Additional Term") unless either party desires not to extend the term of this Agreement for an additional term, in which case such party shall give the other party at least thirty (30) days' prior written notice of his or its intention not to extend the Agreement for an Additional Term. As used in this Agreement, the term of the Agreement shall include the Initial Term and any Additional Terms. Notwithstanding the foregoing, Antigenics may terminate this agreement on thirty (30) days' prior notice if Dr. Srivastava dies, becomes incapacitated or otherwise incapable of performing his duties at Fordham or if Dr. Srivastava becomes affiliated with a university or institution other than Fordham. The termination of this Agreement will not relieve Antigenics of its obligation to make any payments due but unpaid on the date of termination.


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                  (B) STATEMENT OF WORK. Fordham agrees to use its best efforts to facilitate the performance by Dr. Srivastava and his laboratory personnel at Fordham of the project set forth and described on EXHIBIT A attached hereto (the "Project").

                  (C) RESEARCH SUPPORT. Antigenics will supply the equipment to be associated with the Project as set forth and described on EXHIBIT B hereto. All such property supplied by Antigenics will be the property of Antigenics. Antigenics will pay Fordham all direct and indirect costs for space, supplies, services and personnel incurred by Fordham in the performance of the Project, which, for the term hereof, shall not exceed a total of $100,000 per quarter all as itemized and set forth as Exhibit B hereto without the prior written authorization of Antigenics. The parties agree to update EXHIBIT B from time to time and at least annually as of November 1 of each year during the term hereof. No update of EXHIBIT B will be effective unless executed by each of the parties hereto.

                  (D) PAYMENT. An initial payment of $100,000 has been paid to Fordham covering the quarter commencing November 1, 1994 and ending January 31, 1995. An additional payment of $100,000 will be made upon execution of this Agreement covering the quarter commencing February 1, 1995 and ending April 30, 1995. The remaining quarterly payments of $100,000 will be payable in advance as of the first day of the quarter commencing May 1, 1995. Notwithstanding the foregoing, Fordham shall reimburse to Antigenics the pro rata portion of any quarterly payment paid if this Agreement shall terminate within a quarter for which payment has been made in advance.

         2. LICENSE OF INTELLECTUAL PROPERTY.

                  (A) DEFINITION OF INTELLECTUAL PROPERTY. "Intellectual Property" shall mean all inventions, discoveries, know-how, technical information, improvements and other information which are or were conceived (whether or not reduced to practice) and/or made or become known (i) by employees of Fordham, including Dr. Srivastava, (ii) jointly by employees of Fordham and employees of Antigenics, if any, or (iii) by employees of or consultants to Antigenics, if any, at Dr. Srivastava's Fordham laboratory in the Field or resulting or arising from or in connection with the performance of the Project hereunder.

                  (B) GRANT OF LICENSE. In consideration of the research support set out in Section 1(C) hereinabove and other good and valuable consideration, Fordham hereby grants to Antigenics a worldwide, exclusive license to all Intellectual Property resulting or arising from or in connection with the performance of the Project hereunder, including all patents and patent applications and specifically the patent applications described in subsection 2(C) hereof.

                  (C) PROTECTION OF INTELLECTUAL PROPERTY RIGHTS. Fordham hereby agrees that it will promptly disclose to Antigenics any and all of such intellectual Property in a manner that will enable Antigenics to use effectively such Intellectual Property, and that, upon request of




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Antigenics, authorized officials of Fordham will execute and deliver any and all documents or instruments and take any other action which Antigenics shall deem necessary to transfer and vest an exclusive license in Antigenics, to perfect copyright and patent protection with respect to, or to protect Antigenics' interest in, all of its rights and interests in and to such Intellectual Property. Antigenics shall have the right to prepare, file and prosecute, at its own expenses, by counsel of its choice, any U.S. and foreign patent applications covering inventions arising out of the Intellectual Property. Without limiting the generality of the foregoing, Fordham specifically agrees to execute all documents, to ensure the cooperation of its employees, and take any other actions necessary to perfect filing of such patent applications in the U.S. Patent and Trademark Office and in such foreign Patent Offices as Antigenics shall choose to file. The obligations of this Section 2 shall continue beyond the termination of this agreement with respect to such Intellectual Property and shall be binding upon the successors and assigns of Fordham. Antigenics agrees to pay all copyright and patent fees and expenses incurred by Fordham for any assistance rendered to Antigenics pursuant to the foregoing.

                  (D) RIGHT TO SUBLICENSE. Antigenics may not grant sublicenses to the Intellectual Property without the prior written consent of Fordham which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Antigenics may grant sublicenses to the Intellectual Property to its affiliates without the prior written consent of Fordham.

                  (E) NIH AND OTHER INSTITUTIONAL FUNDING. Fordham and Antigenics each acknowledges that certain of the research and development, efforts that are embodied in certain of the Intellectual Property to which Antigenics will receive exclusive license rights hereunder were funded in whole or in part by institutions other than Fordham, including the National Institutes of Health and the Cancer Research Institute (the "Institutions"). The parties also acknowledge that the Project may be partially funded by other Institutions. Fordham hereby represents and warrants that it has taken and will take any actions required by such Institutions or applicable law to be taken to obtain ownership right, title and interest in any Intellectual Property to be licensed hereunder. During the term hereof, both Antigenics and Fordham agree to comply with all laws, regulations and requirements of NIH or any other government agency with respect to research sponsored by such agency and Intellectual Property resulting therefrom. Each party agrees to indemnify and hold harmless the other party in the event of a breach of the provisions of this Section 2(E).

         3. ROYALTIES. For the rights and privileges granted under this Agreement, Antigenics shall pay to Fordham a royalty of [ ]*on Net Sales of any product covered by any patent based on the Intellectual Property licensed hereunder from the date hereof until the date the last such patent has expired. For purposes of this Agreement "Net Sales" shall mean sales that are net of any take-backs and/or trade discounts or allowances whether products are sold by Antigenics or another party with which Antigenics has a marketing agreement. Royalties are payable for sales of products only if a patent has been issued or is pending which covers the country or countries in which such products are sold.


_________________________

* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities Exchange Commission.

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         On or before the forty-fifth (45th) day following each fiscal quarter,
Antigenics shall submit to Fordham full and accurate statements showing the quantity, description and Net Sales of any products distributed and/or sold during the preceding fiscal quarter and covered by the foregoing royalty payment obligation, including any additional information kept in the ordinary course of business by Antigenics, which is appropriate to enable an independent, determination of the amounts due hereunder. All payments then due Fordham shall be made simultaneously with the submission of the statements. Such quarterly statements shall be submitted only when they reflect any sales. Antigenics shall inform Fordham within thirty (30) days of the first such sale. In addition, Antigenics will provide Fordham with audited financial statement within ninety
(90) days of the end of Antigenics' fiscal year provided, however, that Antigenics shall not be required to deliver-audited financial statements until such time as there are sales hereunder.

         4. ACKNOWLEDGMENT OF AGREEMENT BETWEEN ANTIGENICS AND DR. SRIVASTAVA. Fordham hereby acknowledges that Dr. Srivastava will enter into an agreement or agreements with Antigenics which will provide, among other things, for Dr. Srivastava to receive an equity interest in Antigenics and to consult for Antigenics.

         5. MUTUAL NON-DISCLOSURE.

                  (A) PROPRIETARY INFORMATION. For purposes of this Agreement, the term "Proprietary Information" shall mean all knowledge and information which each party hereto has acquired or may acquire as a result of, or related to the performance of the terms of this Agreement concerning the other party's business, finances, operations, strategic planning, research and development activities, products, molecules, organisms, laboratory materials, prototypes, software programs, firmware, designs, systems, improvements, applications, processes, trade secrets, services, cost and pricing policies, and including, but not limited to, information relating to formulae, diagrams, schematics, notes, data, memoranda, methods, know-how, techniques, inventions, and purchasing, merchandising and selling strategies. Notwithstanding the foregoing sentence such Proprietary Information does not include (i) information which is or becomes publicly available (excepts as may be disclosed by either party in violation of this Agreement), or (ii) information acquired by either party from a third-party source, other than the other party or any of its employees, consultants or shareholders, which source legally acquired such information from the party for whom the information is Proprietary Information.

                  (B) NONDISCLOSURE OBLIGATION. Each party agrees that it will not at any time, either during or after the term of this Agreement, without the prior written consent of the other party, divulge or disclose to anyone outside of the other party, or appropriate for his own use or the use of any third party, any such Proprietary Information, and will not during the term hereunder, or at any time thereafter, disclose or use or attempt to use any such Proprietary Information for his own benefit, or the benefit of any third party, or in any manner which may injure or cause loss or may be calculated to injure or cause loss to the other party. Each party's obligations contained in this subsection 5(B) shall lapse on the fifth anniversary of the termination of this Agreement. Each party shall obtain from personnel, agents or other representatives employed or engaged by it to perform any work hereunder an agreement which contains the provisions of this Section 5.



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         6. ANTIGENICS COLLABORATION. Subject to the nondisclosure obligations of Section 5 hereof, Antigenics agrees that during the term hereof it will share with the Fordham employees working on the Project hereunder the results of research and development efforts of Antigenics employees in the Field for the purpose of enhancing the performance of the Project hereunder.

         7. PUBLICATIONS. Nothing in this Agreement shall prevent Fordham from submitting for publication to any academic journal or periodical the results of research relating to the Field or to which the services provided by Fordham to Antigenics hereunder shall then pertain. So long as Fordham is subject to a non-disclosure obligator under Section 5 hereof, Fordham shall deliver at least 30 days prior to any such submission for publication, to Antigenics a final form of the manuscript to be so submitted. Notwithstanding the foregoing obligation to deliver publications to Antigenics prior to submission for publication, Fordham does not need to obtain Antigenics' approval of any manuscript prior to publication of the manuscript. Fordham shall cooperate in a timely manner with Antigenics in taking any and all actions necessary to perfect copyright and patent protection with respect to, or to protect Antigenics' interest in, any Proprietary Information or Intellectual Property that Antigenics may deem to be disclosed in such manuscript.

         8. CONSULTATION WITH NON-COMMERCIAL ENTITIES. Subject to all the provisions hereof, nothing herein shall preclude Fordham or employees of Fordham working on the Project hereunder from consulting in the Field with non-commercial entities and institutions.

         9. GENERAL. This Agreement constitutes the entire Agreement between the parties relative to the subject matter hereof, and supersedes all proposals or agreements, written or oral, and all other communications between the parties relating to the subject matter of this Agreement.

         No provision of this Agreement shall be waived, amended, modified, superseded, cancelled, renewed or extended except in a written instrument signed by the party against whom any of the foregoing actions is asserted. Any waiver shall be limited to the particular instance and for the particular purpose when and for which it is given.

         The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision of this Agreement.

         This Agreement, the Project to be performed and all rights hereunder may not be transferred or assigned by Fordham at any time. Antigenics may assign its rights, together with its obligations hereunder, to any affiliate or successor in connection with any consolidation, merger, sale, transfer or other disposition of all or substantially all, of Antigenics' business and assets. In the event of any consolidation or merger of Antigenics' with or into any other corporation, or the sale or conveyance of all or substantially all of the assets of Antigenics to another corporation, the surviving or acquiring corporation shall he entitled to the rights and benefits of the services provided under this Agreement, and become obligated to perform all of the terms and conditions hereof. The foregoing notwithstanding, Antigenics may transfer its Proprietary Information without limitation.



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         This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of the State of New York.

         All notices provided for in this Agreement shall be given in writing and shall be effective when either served by personal delivery, express overnight courier service, or by registered or certified mail, return receipt requested, addressed to the parties at their respective addresses herein set forth, or to such other address or addresses as either party may later specify by written notice to the other.

         This Agreement may be executed in duplicate counterparts, which, when taken together, shall constitute one instrument and each of which shall he deemed to be an original instrument.

         The provisions of Sections 2, 3, 5 and 7 shall survive the termination or expiration of this Agreement for the periods set forth herein as a continuing agreement of the parties hereto.

         The parties agree that a breach of the provisions of Sections 2, 3, 5 and 7 of this Agreement by either party will cause irreparable damage to the other party and that in the event of such breach either party shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of the other party's obligations hereunder. Nothing herein contained shall he construed as prohibiting either party from pursuing any other remedies available to either for breach by the other under this Agreement or applicable law.

         The parties agree that each provision of this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if any one or more of the provisions of this Agreement shall for any reason be held to be exclusively broad as to scope, activity or subject so as to be unenforceable at law, such provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable low as it shall then appear.

                  (REMAINDER OF PAGE LEFT BLANK INTENTIONALLY.)




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         IN WITNESS WHEREOF, parties have executed this Agreement as of the day and year first above written.

                                        ANTIGENICS, INC.


                                        By: /s/ Garo H. Armen
                                            ------------------------------------
                                            President


                                        FORDHAM UNIVERSITY


                                        By: [AUTHORIZED SIGNATORY]
                                            ------------------------------------
                                            Title:
                                                  ------------------------------





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                                                                       EXHIBIT A
                                                                       ---------

                                   THE PROJECT

         [














         ]*.

_________________________

* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities Exchange Commission.



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                                                                       EXHIBIT B
                                                                       ---------

        First Year's (November 1, 1994 to October 31, 1995) Budget
        ----------------------------------------------------------

I.    Equipment

Computers and printer                                           $ 12,000
------------------------------------------------------------------------
II.   Supplies

Calf sera ($150/bottle)                                         $  9,000
Mice ($12/mouse)                                                   3,600
Peptides (-$700/peptide)                                          14,000
Chemicals                                                         35,000
Plasticware (tissue culture ware)                                 20,000
Non-capital equipment                                             14,000
                                                                --------
TOTAL                                                           $ 95,600

------------------------------------------------------------------------
III.  Services

Mouse maintenance (400 mice)                                    $ 24,000

------------------------------------------------------------------------
IV.   Personnel

Kim Wilkins (Secy.)                                             $ 25,000
Navdeep Jaikaria (PDF)                                            32,000
Antoinc Menoret (PDF)                                             10,000
Post-Doctoral Fellow (TBN)                                        27,000
Technician (TBN)                                                  25,000
Arick Cupper (Technician)                                         22,000
                                                                --------
TOTAL                                                           $141,000

------------------------------------------------------------------------
V.    Miscellaneous

Slides/prints                                                   $  2,000
Transportation (samples, mice, people)                             3,600
                                                                --------
TOTAL                                                           $  5,600

------------------------------------------------------------------------
VI/   Indirect cost (84.4% of personnel)                        $119,004

GRAND TOTAL                                                     $397,204




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                                  AMENDMENT TO
                             SPONSORED RESEARCH AND
                          TECHNOLOGY LICENSE AGREEMENT
                                 BY AND BETWEEN
                                ANTIGENICS, INC.
                                       AND
                               FORDHAM UNIVERSITY


         THIS AMENDMENT TO THE SPONSORED RESEARCH AND TECHNOLOGY LICENSE AGREEMENT ("AMENDMENT"), effective as of March 22, 1996 ("EFFECTIVE DATE"), is made and entered into by and between ANTIGENICS, INC., a Delaware corporation having a principal place of business c/o Armen Partners, L.P., 630 Fifth Avenue, Suite #918, New York, New York 10111, ("Antigenics") and FORDHAM UNIVERSITY, having a principal of business at 441 East Fordham Road, Bronx, New York 10458 ("Fordham").

         WHEREAS Antigenics and Fordham entered into a Sponsored Research and Technology License Agreement ("License Agreement") effective as of March 28, 1995 pursuant to which Antigenics (i) agreed to fund certain research activities by Dr. Pramod K. Srivastava at Fordham, and (ii) obtained a worldwide, exclusive license under Intellectual Property (as defined in thc License Agreement); and

         WHEREAS Antigenics and Fordham desire to amend the License Agreement to provide for modification of the obligations of the parties.

         NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties hereto agree as follows:

1.       GRANT

         Section 2(B) of the License Agreement is hereby amended to read in its entirety as follows:

                  (B) GRANT OF LICENSE. In consideration of the research support set out in Section 1(C) hereinabove and other good and valuable consideration, Fordham hereby grants to Antigenics a worldwide, exclusive license to all Intellectual Property, including without limitation all patents and patent applications therein.

2.       RIGHT TO SUBLICENSE

         Section 2(D) of the License Agreement is hereby amended to read in its entirety as follows:

                  (D) RIGHT TO SUBLICENSE. Antigenics may grant sublicenses to the Intellectual Property; provided that, at least ten (10) business days prior to the effective date of any such sublicense, Antigenics shall provide written notice to Fordham of Antigenics'

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         intention to grant such sublicense, such notice to be provided in accordance with the provisions of Section 9. Fordham may provide comments to Antigenics relating to the terms and conditions of such sublicense. In the event that Fordham provides comments to Antigenics, Antigenics shall consider such comments in good faith; provided that such comments are received by Antigenics within ten (10) business days after Fordham's receipt of Antigenics written notice. Antigenics acknowledges that it is aware of, and will take fully into account the distinctive history, tradition and mission of Fordham, in its evaluation and selection of sublicensees under the Intellectual property. Antigenics agrees that the economic terms and conditions of any sublicense granted by Antigenics will be at least as favorable as the economic terms and conditions of the license between Fordham and Antigenic relating to the Intellectual Property. In addition, Antigenics agrees that it will include in any sublicense granted by Antigenics the condition that in the event of any event of, or filing for, bankruptcy, arrangement among creditors or any other procedure sounding in insolvency, the sublicense, to the extent permitted by applicable law, will be immediately terminated and of no further force or effect.

3.       OTHER PROVISIONS

         All provisions of the License Agreement not expressly modified by this Amendment shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Amendment.

ANTIGENICS, INC.                        FORDHAM UNIVERSITY
("Antigenics")                          ("FORDHAM")


By: /s/ Garo H. Armen                   By: /s/ Robert W. Charrubba
    ---------------------------------       ---------------------------------

Name:   Garo H. Armen                   Name:   Robert W. Charrubba
     --------------------------------        --------------------------------

Title:  Chairman & CEO                  Title:  VP for Academic Affairs
      -------------------------------         -------------------------------




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